Exhibit 99.1

CA Technologies Board of Directors Adopts New Stockholder Protection Rights Agreement

Will Bring Plan to Stockholders for Vote at 2013 Annual Meeting

ISLANDIA, N.Y., November 8, 2012 – CA Technologies (NASDAQ: CA) today announced that its Board of Directors has unanimously adopted a Stockholder Protection Rights Plan to replace the Company’s existing Rights Plan, scheduled to expire on November 30, 2012. The new Rights Plan was not adopted in response to any specific effort to acquire control of the Company and is not intended to prevent a takeover at a full and fair price.

The Company’s new Rights Plan is substantially similar to the existing Rights Plan, which was voted on and received the favorable support of the Company’s stockholders in 2010 and 2007. In order to address the corporate governance issues that are generally associated with rights plans, CA Technologies will ask its stockholders to vote on its new plan at its 2013 Annual Meeting.

“CA Technologies believes this Rights Plan strikes an appropriate balance between empowering the Board of Directors to use a Rights Plan to increase its negotiating leverage to maximize stockholder value and the current best practices in corporate governance that give stockholders a voice in the process,” said Art Weinbach, Chairman of the Board of Directors.

In connection with the adoption of the new Rights Plan, the Company declared a dividend of one right on each outstanding share of the Company’s common stock. The dividend will be paid on December 3, 2012 upon the expiration of the Company’s existing Rights Plan to stockholders of record on November 19, 2012.

In general terms, and as in the existing Rights Plan, the rights are not exercisable until such time as an acquiring person becomes the beneficial owner of 20 percent or more of the Company’s common stock. The “Qualifying Offer” provision of the Rights Plan establishes a process by which stockholders holding at least 10 percent of the outstanding shares may call a special meeting at which all stockholders may vote on whether to exempt a Qualifying Offer from the Rights Plan, while also providing the Company’s Board with the time and opportunity to attract and secure potentially value-maximizing alternatives to an unsolicited takeover offer.

Additional details and a copy of the new Rights Plan are included in a Report on Form 8-K filed today with the Securities and Exchange Commission.

About CA Technologies

CA Technologies (CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the

Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively rebalancing the Company's sales force to increase penetration in growth markets and with large enterprises that have not historically been significant customers, enabling the sales force to sell new products, improving the Company's brand in the marketplace and ensuring the Company's set of cloud computing, Software-as-a-Service and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability to integrate acquired companies and products into existing businesses; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability of the Company's products to remain compatible with ever-changing operating environments; breaches of the Company's software products and the Company's and customers' data centers and IT environments; discovery of errors in the Company's software and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; risks associated with sales to government customers; access to software licensed from third parties; risks associated with the use of software from open source code sources; access to third-party code and specifications for the development of code; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions; successful outsourcing of various functions to third parties; events or circumstances that would require us to record a goodwill impairment charge; potential tax liabilities; acquisition opportunities that may or may not arise; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Follow CA Technologies

Twitter
Social Media Page
Press Releases

Legal Notices

Copyright © 2012 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Press Contacts

Jennifer Hallahan	Jonathan Doros
Corporate Communications	Investor Relations
(212) 415-6924	(212) 415-6870
jennifer.hallahan@ca.com	jonathan.doros@ca.com